EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FLIR Systems, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-95248, 333-102992, 333-125822, 333-176972, 333-206204, and 333-231437) on Form S-8 and No. 333-234452 on Form S-3 of FLIR Systems, Inc. (the Company) of our report dated February 25, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of the Company.

Our report on the consolidated financial statements refers to a change in accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Portland, Oregon
February 25, 2021